Exhibit 99


                                                          For Immediate Release:



            Merger agreement between United Heritage Corporation and
                       Imperial Petroleum, Inc. terminated

      CLEBURNE,  Texas, September 2, 2005 - United Heritage Corporation (Nasdaq:
UHCP) announced today that on August 31, 2005 it was notified by Imperial Petroleum, Inc. that the Agreement and Plan of Merger entered into on October 14, 2004 was terminated. The merger was to be effective on February 1, 2005. The Agreement and Plan of Merger could be terminated by either party if the merger was not consummated by that date.

About United Heritage Corporation:

United Heritage Corporation is an oil and gas exploration and production company based in Cleburne, Texas. Through subsidiaries it holds four leasehold properties totaling 30,500 acres in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico, that are estimated to contain in excess of 275 million barrels of remaining oil-in-place and 22 BCF of gas remaining-in-place. Currently 35.2 million barrels/oil and 7,602,000 MCF/gas have been classified proved producing/proved undeveloped reserves.

This press release may include forward-looking statements based on current expectations that involve a number of uncertainties. Details on the factors that could affect United Heritage Corporation's business and financial results are included in United Heritage Corporation's Securities and Exchange Commission filings, including the latest Annual Report on Form 10-KSB and on its Quarterly Reports on Form 10-QSB.

Contact:

United Heritage Corporation
Walter G. Mize
(817) 641-3681 - Phone
(817) 641-3683 - Fax
uhcp@aol.com